Exhibit 21.1

              Subsidiaries of Pacific WebWorks, Inc.

                    TradeWorks Marketing, Inc.
                       Delaware corporation

                         IntelliPay, Inc.
                      Delaware corporation


                  World Commerce Network, L.L.C.
                 Nevada limited liability company